Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of DT Cloud Star Acquisition Corporation (the “Company”) on Amendment No. 2 to Form S-1 of our report dated April 29, 2024, except for Notes 1, 3, 4, 6, and 8, as to which the date is July 9, 2024, with respect to our audit of the Company’s financial statements as of December 31, 2023 and 2022, and for the year ended December 31, 2023 and for the period from November 29, 2022 (inception) to December 31, 2022, which appears in this Registration Statement on Form S-1. Our report contained an explanatory paragraph regarding uncertainty about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

Irvine, California

July 9, 2024